                                                                       Exhibit 2

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                            dated as of June 20, 2004

                                     between

                              WACHOVIA CORPORATION

                                       and

                             SOUTHTRUST CORPORATION

================================================================================

                            Restated on July 9, 2004
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                                TABLE OF CONTENTS

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                                    ARTICLE I

                           DEFINITIONS; INTERPRETATION

1.01. DEFINITIONS.......................................................    1
1.02. INTERPRETATION....................................................    8

                                   ARTICLE II

                                   THE MERGER

2.01. THE MERGER........................................................    9
2.02. CLOSING...........................................................   10
2.03. EFFECTIVE TIME....................................................   10
2.04. EFFECTS OF THE MERGER.............................................   10
2.05. ARTICLES OF INCORPORATION AND BY-LAWS.............................   10
2.06. WACHOVIA BOARD OF DIRECTORS.......................................   10

                                   ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

3.01. CONSIDERATION.....................................................   11
3.02. CANCELLATION OF SHARES............................................   11
3.03. RIGHTS AS SHAREHOLDERS; STOCK TRANSFERS...........................   11
3.04. EXCHANGE PROCEDURES...............................................   11
3.05. FRACTIONAL SHARES.................................................   12
3.06. ANTI-DILUTION ADJUSTMENTS.........................................   12
3.07. STOCK OPTIONS.....................................................   12
3.08. EFFECT ON WACHOVIA STOCK..........................................   13

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

4.01. FOREBEARANCES OF SOUTHTRUST.......................................   13
4.02. FOREBEARANCES OF WACHOVIA.........................................   16
4.03. COORDINATION OF DIVIDENDS.........................................   16

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

5.01. DISCLOSURE SCHEDULES..............................................   17
5.02. STANDARD..........................................................   17
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                                TABLE OF CONTENTS
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5.03. REPRESENTATIONS AND WARRANTIES....................................   17

                                   ARTICLE VI

                                    COVENANTS

6.01. REASONABLE BEST EFFORTS...........................................   28
6.02. SHAREHOLDER APPROVALS.............................................   28
6.03. SEC FILINGS.......................................................   29
6.04. PRESS RELEASES....................................................   30
6.05. ACCESS; INFORMATION...............................................   31
6.06. ACQUISITION PROPOSALS.............................................   31
6.07. AFFILIATE AGREEMENTS..............................................   32
6.08. TAKEOVER LAWS AND PROVISIONS......................................   32
6.09. SOUTHTRUST RIGHTS AGREEMENT.......................................   32
6.10. EXCHANGE LISTING..................................................   33
6.11. REGULATORY APPLICATIONS...........................................   33
6.12. INDEMNIFICATION...................................................   33
6.13. EMPLOYEE MATTERS..................................................   35
6.14. NOTIFICATION OF CERTAIN MATTERS...................................   36
6.15. EXEMPTION FROM LIABILITY UNDER SECTION 16(B)......................   36
6.16. CERTAIN MODIFICATIONS; RESTRUCTURING CHARGES......................   36

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER........   36
7.02. CONDITIONS TO SOUTHTRUST'S OBLIGATION.............................   38
7.03. CONDITIONS TO WACHOVIA'S OBLIGATION...............................   38

                                  ARTICLE VIII

                                   TERMINATION

8.01. TERMINATION.......................................................   39
8.02. EFFECT OF TERMINATION AND ABANDONMENT.............................   40

                                   ARTICLE IX

                                  MISCELLANEOUS

9.01. SURVIVAL..........................................................   40
9.02. WAIVER; AMENDMENT.................................................   40
9.03. COUNTERPARTS......................................................   40
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                                TABLE OF CONTENTS
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9.04. GOVERNING LAW.....................................................   41
9.05. EXPENSES..........................................................   41
9.06. NOTICES...........................................................   41
9.07. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES................   42
9.08. SEVERABILITY......................................................   42
9.09. ALTERNATIVE STRUCTURE.............................................   43
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Annex 1 Form of Stock Option Agreement
Annex 2 Form of Amendment to SouthTrust Rights Agreement
Annex 3 Form of SouthTrust Affiliate Letter

            AGREEMENT AND PLAN OF MERGER, dated as of June 20, 2004 (this "Agreement"), between Wachovia Corporation, a North Carolina corporation ("Wachovia"), and SouthTrust Corporation, a Delaware corporation ("SouthTrust").

                                    RECITALS

      A.The Proposed Transaction. The parties intend to effect a strategic business combination through the merger of SouthTrust with and into Wachovia (the "Merger"), with Wachovia the surviving corporation (the "Surviving Corporation").

      B. Board Determinations. The respective boards of directors of Wachovia and SouthTrust have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals, and are in the best interests of their respective stockholders and, therefore, have approved the Merger, this Agreement and the plan of merger contained in this Agreement.

      C. Intended Tax Treatment. The parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 and the rules and regulations thereunder (the "Code") and intend for this Agreement to constitute a "plan of reorganization" within the meaning of the Code.

      D. Stock Option Agreement. As an inducement to and condition of Wachovia's willingness to enter into this Agreement, SouthTrust will grant to Wachovia an option to acquire shares of SouthTrust Common Stock pursuant to a Stock Option Agreement (the "Stock Option Agreement"), the form of which is attached hereto as Annex 1. The Stock Option Agreement will be entered into immediately after the execution and delivery of this Agreement.

            NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, Wachovia and SouthTrust agree as follows:

                                   ARTICLE I

                           DEFINITIONS; INTERPRETATION

      1.01. Definitions. This Agreement uses the following definitions:

            "Acquisition Proposal" means a tender or exchange offer to acquire more than 15% of the voting power in SouthTrust or any of its Significant Subsidiaries, a proposal for a merger, consolidation or other business combination involving SouthTrust or any of its Significant Subsidiaries or any other proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, SouthTrust or any of its Significant Subsidiaries, other than the transactions contemplated hereby.

            "Acquisition Transaction" means (a) the merger or consolidation of Wachovia with or into another person or a reorganization or recapitalization of Wachovia, the consummation of which results in the stockholders of Wachovia immediately prior to such transaction not immediately thereafter owning more than 50% of the total voting power of the merged, consolidated, reorganized or recapitalized entity's voting securities entitled to vote generally for the election of directors, or
      (b) the direct or indirect acquisition by a person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act) not theretofore an Affiliate of Wachovia of (1) more than 50% of the voting securities of Wachovia, (2) the right to elect more than 50% of the Wachovia Board or (3) all or substantially all of Wachovia's assets.

            "Agreement" has the meaning assigned in the Preamble.

            "Articles of Merger" has the meaning assigned in Section 2.03.

            "BCA" means the Business Corporation Act of the State of North Carolina.

            "BHC Act" means the Bank Holding Company Act of 1956.

            "Benefit Arrangement" means, with respect to each of Wachovia and SouthTrust, each of the following (a) under which any Employee or any of its current or former directors has any present or future right to benefits, (b) that is sponsored or maintained by it or its Subsidiaries, or (c) under which it or its Subsidiaries has had or has any present or future liability: each "employee benefit plan" (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, paid time off benefits and other employee benefit plan, agreement, program, policy or other arrangement (with respect to any of preceding, whether or not subject to ERISA).

            "Benefits Transition Date" has the meaning assigned in Section 6.13(a).

            "Certificate of Merger" has the meaning assigned in Section 2.03.

            "Closing" has the meaning assigned in Section 2.02.

            "Closing Date" has the meaning assigned in Section 2.02.

            "Code" has the meaning assigned in the Recitals.

            "Confidentiality Agreement" has the meaning assigned in Section 6.05(b).

            "Constituent Documents" means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

            "Costs" has the meaning assigned in Section 6.12(a).

            "Covered Employees" has the meaning assigned in Section 6.13(a).

            "Disclosure Schedule" has the meaning assigned in Section 5.01.

            "Effective Time" has the meaning assigned in Section 2.03.

            "Employees" means current and former employees of each of Wachovia and SouthTrust, as the context requires.

            "Environmental Laws" means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other laws (including common law) of any foreign, federal, state, local, and any other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, or protection of human health and safety or of the environment, as in effect on or prior to the date of this Agreement.

            "ERISA" means the Employee Retirement Income Security Act of 1974.

            "ERISA Affiliate" has the meaning assigned in Section 5.03(m).

            "Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations thereunder.

            "Exchange Agent" has the meaning assigned in Section 3.04(a).

            "Exchange Ratio" has the meaning assigned in Section 3.01.

            "GAAP" means United States generally accepted accounting principles.

            "GCL" means the General Corporation Law of the State of Delaware.

            "Governmental Authority" means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder.

            "Indemnified Party" has the meaning assigned in Section 6.12(a).

            "Joint Proxy Statement" has the meaning assigned in Section 6.03(a).

            "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

            "Material Adverse Effect" means, with respect to Wachovia or SouthTrust, any effect that

            (a) is material and adverse to the financial condition, results of operations or business of Wachovia and its Subsidiaries, taken as a whole, or SouthTrust and its Subsidiaries, taken as a whole, respectively, excluding (with respect to each of clause (1), (2) or (3), only to the extent that the effect of a change on it is not materially different than on comparable U.S. banking or financial services organizations) the impact of (1) changes in banking and other laws of general applicability or changes in the interpretation thereof by Governmental Authorities, (2) changes in GAAP or regulatory accounting requirements applicable to U.S. banking or financial services organizations generally, (3) changes in prevailing interest rates or other general economic conditions affecting U.S. banking or financial services organizations generally, (4) actions or omissions of a party to this Agreement required by this Agreement or taken with the prior written consent of the other party to this Agreement, in contemplation of the transactions contemplated hereby, and (5) to the extent consistent with GAAP, any modifications or changes to valuation policies or practices, or restructuring charges, in each case taken with the prior approval of Wachovia or SouthTrust, as the case may be, in connection with the Merger; or

            (b) would materially impair the ability of Wachovia or SouthTrust, respectively, to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

            "Materials of Environmental Concern" means any hazardous or toxic substances, materials, wastes, pollutants, or contaminants, including without limitation those defined or regulated as such under any Environmental Law, and any other substance the presence of which may give rise to liability under Environmental Law.

            "Merger" has the meaning assigned in the Recitals.

            "NASDAQ" means The Nasdaq Stock Market, Inc.

            "New Certificates" has the meaning assigned in Section 3.04(a).

            "NYSE" means the New York Stock Exchange, Inc.

            "Old Certificates" has the meaning assigned in Section 3.04(a).

            "Other Persons" has the meaning assigned in Section 6.06(a).

            "party" means Wachovia or SouthTrust.

            "Pension Plan" has the meaning assigned in Section 5.03(m).

            "person" is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

            "Previously Disclosed" means information set forth by a party in the applicable paragraph of its Disclosure Schedule, or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure
      Schedule is also applicable to the section of this Agreement in question).

            "Registration Statement" has the meaning assigned in Section
      6.03(a).

            "Regulatory Filings" has the meaning assigned in Section 5.03(h).

            "Representatives" means, with respect to any person, such person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

            "Requisite Regulatory Approvals" has the meaning assigned in Section 6.11(a).

            "Rights" means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first person.

            "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder.

            "SEC" means the United States Securities and Exchange Commission.

            "Secretary of State (Del)" means the Secretary of State of the State of Delaware.

            "Secretary of State (NC)" means the Secretary of State of the State of North Carolina.

            "Section 16 Information" means information regarding the SouthTrust Insiders, including the number of shares of SouthTrust Common Stock held or to be held by a SouthTrust Insider expected to be exchanged for Wachovia Common Stock in the Merger, and the number and description of the options to purchase shares of SouthTrust Common Stock held by a SouthTrust Insider and expected to be converted into options to purchase shares of Wachovia Common Stock in connection with the Merger.

            "Securities Act" means the Securities Act of 1933 and the rules and regulations thereunder.

            "SouthTrust" has the meaning assigned in the preamble to this Agreement.

            "SouthTrust Affiliate" has the meaning assigned in Section 6.07.

            "SouthTrust Board" means the Board of Directors of SouthTrust.

            "SouthTrust Common Stock" means the common stock, par value $2.50 per share, of SouthTrust.

            "SouthTrust Director Appointees" has the meaning assigned in Section 2.06.

            "SouthTrust DRIP" means the SouthTrust Dividend Reinvestment and Common Stock Purchase Plan.

            "SouthTrust Insiders" means those officers and directors of SouthTrust subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

            "SouthTrust Meeting" has the meaning assigned in Section 6.02(c).

            "SouthTrust Preferred Stock" means the preferred stock, par value $1.00 per share, of SouthTrust.

            "SouthTrust Rights" means rights to purchase shares of SouthTrust Stock issued under the SouthTrust Rights Agreement.

            "SouthTrust Rights Agreement" means the Amended and Restated Rights Agreement, dated as of August 1, 2000, between SouthTrust and American Stock Transfer & Trust Company, as Rights Agent.

            "SouthTrust Stock Option" has the meaning assigned in Section 3.07.

            "SouthTrust Stock Plans" means the 2004 SouthTrust Long-Term Incentive Plan, the SouthTrust Long-Term Incentive Plan, the SouthTrust Discount Stock Payroll Purchase Plan, the SouthTrust Director's Stock Purchase

      Plan, the SouthTrust DRIP, the SouthTrust 1993 Stock Option Plan, the Cenit Bancorp, Inc. 2001 Stock Option Plan and the Tidewater 2001 Director's Stock Option Plan.

            "Stock Option Agreement" has the meaning assigned in the Recitals.

            "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

            "Superior Proposal" means a bona fide written Acquisition Proposal which the SouthTrust Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby (1) after receiving the advice of its financial advisors (which shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of "Superior Proposal", the references to "more than 15%" in the definition of Acquisition Proposal shall be deemed to be references to "25% or more".

            "Surviving Corporation" has the meaning assigned in the Recitals.

            "Takeover Laws" has the meaning assigned in Section 5.03(p).

            "Takeover Provisions" has the meaning assigned in Section 5.03(p).

            "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Time.

            "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

            "Wachovia" has the meaning assigned in the preamble to this Agreement.

            "Wachovia Articles" means the Restated Articles of Incorporation of Wachovia, as amended.

            "Wachovia Board" means the Board of Directors of Wachovia.

            "Wachovia Bylaws" means the Amended and Restated Bylaws of Wachovia.

            "Wachovia Common Stock" means the common stock, par value $3.33 1/3 per share, of Wachovia.

            "Wachovia DRIP" means the Wachovia Dividend Reinvestment and Stock Purchase Plan.

            "Wachovia Meeting" has the meaning assigned in Section 6.02(c).

            "Wachovia Preferred Stock" means, collectively, the Preferred Stock, no-par value, the Class A Preferred Stock, no-par value, and the Dividend Equalization Preferred Shares, no-par value, of Wachovia.

            "Wachovia Rights" means rights to purchase shares of Wachovia Stock issued under the Wachovia Rights Agreement.

            "Wachovia Rights Agreement" means the Shareholder Protection Rights Agreement, dated as of December 19, 2000, between Wachovia and Wachovia Bank, National Association, as Rights Agent.

            "Wachovia Stock" means, collectively, the Wachovia Common Stock and the Wachovia Preferred Stock.

            "Wachovia Stock Option" has the meaning assigned in Section 3.07.

            "Wachovia Stock Plans" means the Wachovia 2003 Stock Incentive Plan, the Wachovia 2001 Stock Incentive Plan, the Wachovia Employee Retention Stock Plan, the Wachovia Stock Plan, the Wachovia 1998 Stock Incentive Plan, the Wachovia 1999 Employee Stock Plan, the Wachovia 1996 Master Stock Compensation Plan and the Wachovia 1992 Master Stock Compensation Plan.

      1.02. Interpretation. (a) In this Agreement, except as context may otherwise require, references:

                  (1) to the Preamble, Recitals, Sections, Annexes or Schedules
            are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement;

                  (2) to this Agreement are to this Agreement, and the Annexes and Schedules to it, taken as a whole;

                  (3) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation include any successor to the section;

                  (4) to the "transactions contemplated hereby" includes the transactions provided for in this Agreement and the Annexes to it (including, to avoid doubt, the Stock Option Agreement); and

                  (5) to any Governmental Authority include any successor to that Governmental Authority; and

                  (6) to the date of this Agreement are to June 20, 2004.

            (b) The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

            (c) The words "include," "includes" or "including" are to be deemed followed by the words "without limitation."

            (d) The words "herein", "hereof" or "hereunder", and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

            (e) This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

            (f) No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable law (including statutory and common law), rule or regulation.

                                   ARTICLE II

                                   THE MERGER

      2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, SouthTrust will merge with and into Wachovia at the Effective Time. At the

Effective Time, the separate corporate existence of SouthTrust will terminate. Wachovia will be the Surviving Corporation, and will continue its corporate existence under the laws of the State of North Carolina.

      2.02. Closing. The closing of the Merger (the "Closing") will take place in the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 10:00 a.m. on the third business day (unless the parties agree to another time or date) after satisfaction or waiver of the conditions set forth in
Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the "Closing Date").

      2.03. Effective Time. Subject to the provisions of this Agreement, in connection with the Closing Wachovia will duly execute and deliver (1) articles of merger (the "Articles of Merger") to the Secretary of State (NC) for filing under Section 55-11-05 of the BCA and (2) a certificate of merger (the "Certificate of Merger") to the Secretary of State (Del) for filing under
Section 252 of the GCL. The parties will make all other filings or recordings required under the BCA and the GCL, and the Merger will become effective when the Articles of Merger are filed in the office of the Secretary of State (NC) and the Certificate of Merger is filed in the office of the Secretary of State
(Del), or at such later date or time as Wachovia and SouthTrust agree and specify in the Articles of Merger and the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

      2.04. Effects of the Merger. The Merger will have the effects prescribed by the BCA, the GCL and other applicable law.

      2.05. Articles of Incorporation and By-laws. (a) The Wachovia Articles, as in effect immediately before the Effective Time, will be the articles of incorporation of the Surviving Corporation as of the Effective Time.

            (a) The Wachovia By-Laws, as in effect immediately before the Effective Time, will be the by-laws of the Surviving Corporation as of the Effective Time.

      2.06. Wachovia Board of Directors. Wachovia agrees to cause three current members of the SouthTrust Board (the "SouthTrust Director Appointees") to be appointed to the Wachovia Board immediately after the Effective Time. The SouthTrust Director Appointees will include Mr. Wallace D. Malone, Jr. and two other current members of the SouthTrust Board who are agreed to by Wachovia and SouthTrust. At the first annual meeting of Wachovia's shareholders after the Effective Time, Wachovia will take all corporate action necessary to, and will, nominate two of the SouthTrust Director Appointees for election to the Wachovia Board for a three-year term and one of the SouthTrust Director Appointees for election to the Wachovia Board for a two-year term, and Wachovia will recommend that the Wachovia shareholders vote for the election of the SouthTrust Director Appointees to the Wachovia Board.

                                  ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

      3.01. Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of SouthTrust Stock, each share of SouthTrust Common Stock outstanding immediately prior to the Effective Time will be converted into 0.89 (the "Exchange Ratio") fully paid and nonassessable shares of Wachovia Common Stock and the requisite number of Wachovia Rights issued and attached to such shares under the Wachovia Rights Agreement. Notwithstanding anything in this Section 3.01 to the contrary, at the Effective Time and by virtue of the Merger, each share of SouthTrust Common Stock beneficially owned by Wachovia (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in SouthTrust's treasury will be canceled and no shares of Wachovia Stock and no Wachovia Rights or other consideration will be issued or paid in exchange therefor.

      3.02. Cancellation of Shares. At the Effective Time, the shares of SouthTrust Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist. Certificates that represented SouthTrust Common Stock before the Effective Time will be deemed for all purposes to represent the number of shares of Wachovia Common Stock into which they were converted pursuant to Section 3.01, and, as contemplated by the Wachovia Rights Agreement, attached Wachovia Rights.

      3.03. Rights as Shareholders; Stock Transfers. At the Effective Time, holders of SouthTrust Common Stock will cease to be, and will have no rights as, shareholders of SouthTrust, other than rights to (a) receive any then unpaid dividend or other distribution with respect to such SouthTrust Common Stock having a record date before the Effective Time and (b) receive the merger consideration provided under this Article III. After the Effective Time, there will be no transfers of shares of SouthTrust Common Stock on the stock transfer books of SouthTrust or the Surviving Corporation, and shares of SouthTrust Common Stock presented to the Surviving Corporation for any reason will be canceled and exchanged in accordance with this Article III.

      3.04. Exchange Procedures. (a) As of the Effective Time, Wachovia will deposit with Wachovia's transfer agent or with a depository or trust institution of recognized standing selected by Wachovia and reasonably satisfactory to SouthTrust (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of SouthTrust Common Stock ("Old Certificates"), (1) certificates or, at Wachovia's option, evidence of shares in book entry form, representing the shares of Wachovia Common Stock ("New Certificates") issuable to holders of Old Certificates under this Article III and (2) cash payable pursuant to Section 3.05 (the "Exchange Fund").

            (b) Promptly after the Effective Time, Wachovia will send or cause to be sent to each person who was a recordholder of SouthTrust Common Stock immediately before the Effective Time transmittal materials for exchanging Old Certificates. Upon surrender of an Old Certificate for cancellation to the Exchange Agent together with the transmittal materials, duly executed, and such other documents as the Exchange Agent may reasonably require (including customary indemnity if any of such certificates are lost, stolen, or destroyed), the holder of such Old Certificate shall be entitled to receive in exchange therefor a certificate representing that number of New Certificates which such holder has the right to receive in respect of the Old Certificates surrendered pursuant to the provisions of this Article III (after taking into account all shares of SouthTrust Common Stock then held by such holder) and any check in respect of dividends or distributions or for fractional shares that the shareholder will be entitled to receive, and the Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid on any such cash or other consideration deliverable pursuant to this Article III.

            (c) Neither Wachovia, SouthTrust nor the Exchange Agent will be liable to any former holder of SouthTrust Common Stock for any shares of Wachovia Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      3.05. Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Wachovia Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Wachovia will pay to each holder of SouthTrust Common Stock who would otherwise be entitled to a fractional share of Wachovia Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction of a share of Wachovia Common Stock by the last reported sale price of Wachovia Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the last NYSE trading day preceding the Effective Time.

      3.06. Anti-Dilution Adjustments. If Wachovia changes (or the Wachovia Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Wachovia Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Exchange Ratio will be adjusted proportionately to account for such change.

      3.07. Stock Options. At the Effective Time, all outstanding and unexercised employee and director options to purchase shares of SouthTrust Common Stock (each, a "SouthTrust Stock Option") will cease to represent an option to purchase SouthTrust

Common Stock and will be converted automatically into options to purchase Wachovia Common Stock (each, a "Wachovia Stock Option"), and Wachovia will assume each SouthTrust Stock Option subject to its terms, according to the instruments governing the SouthTrust Stock Option, it being acknowledged and agreed that each such automatically converted SouthTrust Stock Option shall immediately vest at the Effective Time; provided that after the Effective Time:

            (a) the number of shares of Wachovia Common Stock purchasable upon exercise of each SouthTrust Stock Option will equal the product of (1) the number of shares of SouthTrust Common Stock that were purchasable under the SouthTrust Stock Option immediately before the Effective Time and (2) the Exchange Ratio, rounded to the nearest whole share; and

            (b) the per share exercise price for each SouthTrust Stock Option will equal the quotient of (1) the per share exercise price of the SouthTrust Stock Option in effect immediately before the Effective Time and (2) the Exchange Ratio, rounded to the nearest cent.

      Notwithstanding the foregoing, each SouthTrust Stock Option that is intended to be an "incentive stock option" (as defined in Section 422 of the Code) will be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to any incentive stock options, fractional shares will be rounded down to the nearest whole number of shares and, where necessary, the per share exercise price will be rounded up to the nearest cent. Before the Effective Time, Wachovia will take all corporate action necessary to reserve for issuance a sufficient number of shares of Wachovia Common Stock for delivery upon exercise of Wachovia Stock Options in accordance with this Section
3.07. As soon as practicable after the Effective Time, Wachovia will file one or more appropriate registration statements (on Form S-3 or Form S-8 or any successor or other appropriate forms) with respect to the Wachovia Common Stock underlying the Wachovia Stock Options described in this Section 3.07, and will use all reasonable best efforts to maintain the effectiveness of those registration statements and the current status of the related prospectuses for so long as the SouthTrust Stock Options remain outstanding.

      3.08. Effect on Wachovia Stock. Each share of Wachovia Stock outstanding immediately prior to the Effective Time will remain outstanding.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

      4.01. Forebearances of SouthTrust. SouthTrust agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or the Stock Option Agreement or as Previously Disclosed, without the prior written consent of Wachovia (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:

            (a) Ordinary Course. Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or the Stock Option Agreement or to consummate the transactions contemplated hereby.

            (b) Operations. Enter into any new material line of business or change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority.

            (c) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date of this Agreement or pursuant to the Stock Option Agreement, (1) issue, sell or otherwise permit to become outstanding (including pursuant to the SouthTrust DRIP, the operation of which has been suspended), or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock, or (2) permit any additional shares of its stock to become subject to new grants, except issuances of employee or director stock options or other stock-based employee Rights in the ordinary course of business consistent with past practice.

            (d) Dividends, Distributions, Repurchases. (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries, (B) regular quarterly dividends on its common stock, provided that any such dividend shall be at a rate equal to the rate paid by it during the fiscal quarter immediately preceding the date hereof, or required dividends on preferred stock, (C) pursuant to the SouthTrust Rights Agreement) or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.

            (e) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

            (f) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

            (g) Constituent Documents. Amend its Constituent Documents or the Constituent Documents (or similar governing documents) of any of its Significant Subsidiaries.

            (h) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements.

            (i) Adverse Actions. Notwithstanding anything herein to the contrary, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner, except as may be required by applicable law or regulation.

            (j) Compensation; Employment Agreements; Etc. Enter into, amend, modify (including by way of interpretation) or renew any employment, officer, consulting, severance or similar contract, agreement or arrangement with any director or employee, or grant any salary or wage increase or increase any employee benefit, including incentive or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action), except (1) to make changes that are required by applicable law, (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (3) for merit-based or annual salary increases in the ordinary course of business and in accordance with past practice or (4) for employment arrangements for, or grants of awards to, newly hired employees in the ordinary and usual course of business consistent with past practice.

            (k) Benefit Plans. Enter into, establish, adopt, amend, modify (including by way of interpretation) or renew any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee, take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder or add any new participants to any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), except (1) as may be required by applicable law, (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (3) amendments that do not increase benefits or result in increased administrative costs.

            (l) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

      4.02. Forebearances of Wachovia. Wachovia agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or the Stock Option Agreement or as Previously Disclosed, without the prior written consent of SouthTrust, it will not, and will cause each of its Subsidiaries not to:

            (a) Adverse Actions. Notwithstanding anything herein to the contrary, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner, except as may be required by applicable law or regulation; provided that nothing in this
      Section 4.02(a) shall preclude Wachovia from exercising its rights under the Stock Option Agreement.

            (b) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

            Notwithstanding anything in paragraphs (a) or (b) of this Section
      4.02 to the contrary, Wachovia may make dispositions and acquisitions and agree to issue capital stock in connection therewith, provided that such actions do not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be materially more difficult to obtain.

      4.03. Coordination of Dividends. Until the Effective Time, Wachovia and SouthTrust will coordinate on the declaration of any dividends or other distributions with respect to Wachovia Common Stock and SouthTrust Common Stock and the related record dates and payment dates, it being intended that SouthTrust shareholders will not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter on their shares of SouthTrust Common Stock (including any shares of Wachovia Common Stock received in exchange therefor in the Merger). Notwithstanding anything in Section 4.01(d) to the contrary, if the Effective Time does not occur before the record date for the dividend on Wachovia Common Stock for the fourth quarter of 2004, then, for that quarter and thereafter until the Effective Time occurs, SouthTrust may increase the quarterly cash dividend on SouthTrust Common Stock to an amount per share equal to the product of the then-current dividend per share on Wachovia Common Stock multiplied by the Exchange Ratio. For purposes of this Section 4.03, the parties acknowledge and agree that the dividend payable on SouthTrust Common Stock on October 1, 2004 is the quarterly dividend on SouthTrust Common Stock for the third quarter of 2004.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

      5.01. Disclosure Schedules. Before entry into this Agreement, Wachovia delivered to SouthTrust a schedule and SouthTrust delivered to Wachovia a schedule (respectively, each schedule a "Disclosure Schedule"), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its covenants contained in Article IV; provided that the inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or was required to be disclosed therein.

      5.02. Standard. For all purposes of this Agreement, no representation or warranty of SouthTrust or Wachovia contained in Section 5.03 (other than the representations and warranties contained in Section 5.03(b) and 5.03(c), which shall be true in all material respects) will be deemed untrue, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in
Section 5.03, has had or is reasonably likely to have a Material Adverse Effect with respect to SouthTrust or Wachovia, as the case may be.

      5.03. Representations and Warranties. Except as Previously Disclosed, SouthTrust hereby represents and warrants to Wachovia, and Wachovia hereby represents and warrants to SouthTrust, to the extent applicable, as follows:

            (a) Organization, Standing and Authority. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

            (b) SouthTrust Stock. In the case of SouthTrust:

                  The authorized capital stock of SouthTrust consists of
            1,000,000,000 shares of SouthTrust Common Stock and 5,000,000 shares of SouthTrust Preferred Stock. As of May 31, 2004, no more than 333,000,000 shares of SouthTrust Common Stock and no shares of SouthTrust Preferred Stock were outstanding. As of the date of this Agreement, no more than 30,800,000 shares of SouthTrust Common Stock were reserved for issuance under the SouthTrust Stock Plans (of which no more than 19,500,000 were reserved for issuance in respect of awards outstanding as of such date). The outstanding shares of SouthTrust Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth above or in the Stock Option Agreement and except for shares issuable pursuant to the SouthTrust Stock Plans, as of the date of this Agreement, there are no shares of SouthTrust Stock reserved for issuance, SouthTrust does not have any Rights outstanding with respect to SouthTrust Stock, and SouthTrust does not have any commitment to authorize, issue or sell any SouthTrust Stock or Rights, except pursuant to this Agreement, the Stock Option Agreement, outstanding SouthTrust Stock Options, the SouthTrust Stock Plans, the SouthTrust Rights Agreement and the SouthTrust DRIP. As of the date of this Agreement, SouthTrust has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of SouthTrust Stock.

            (c) Wachovia Stock. In the case of Wachovia:

                  The authorized capital stock of Wachovia consists of
            3,000,000,000 shares of Wachovia Common Stock and 550,000,000 shares of Wachovia Preferred Stock. As of the date of this Agreement, no more than 1,320,000,000 shares of Wachovia Common Stock and 100,000,000 shares of Wachovia Preferred Stock were outstanding. As of the date of this Agreement, no more than 151,000,000 shares of Wachovia Common Stock were subject to Wachovia Stock Options granted under the Wachovia Stock Plans. As of the date of this Agreement, there were no more than 95,000,000 shares of Wachovia Common Stock reserved for issuance under the Wachovia Stock Plans. The outstanding shares of Wachovia Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). The shares of Wachovia stock to be issued in the Merger have been duly authorized and, if and when issued in the Merger, will be fully paid and nonassessable. Except as set forth above, as of the date of this Agreement, there are no shares of Wachovia Stock reserved for issuance, Wachovia does not have any Rights issued or outstanding with respect to Wachovia Stock, and Wachovia does not have any commitment to authorize, issue or sell any Wachovia Stock or Rights, except pursuant to this Agreement, outstanding Wachovia Stock Options, the Wachovia Stock Plans, the Wachovia Rights Agreement and the Wachovia DRIP. As of the date of this Agreement, Wachovia has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Wachovia Stock.

            (d) Significant Subsidiaries. (1) (A) It owns, directly or indirectly, all the outstanding equity securities of each of its Significant Subsidiaries free and clear of any Liens, (B) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Significant Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Significant Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities, (E) all the equity securities of each Significant Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except as provided in 12 U.S.C.Section 55 or comparable state laws in the case of bank Subsidiaries), and (F) each Significant Subsidiary that is a bank (as defined in the BHC
            Act) is an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

                  (2) Each of its Significant Subsidiaries has been duly
            organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified.

            (e) Power. It and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

            (f) Authority. It has duly authorized, executed and delivered this Agreement and has taken all corporate action necessary in order to execute and deliver the Stock Option Agreement. Subject only to receipt of the affirmative vote of the holders of a majority of the outstanding shares of Wachovia Common Stock or SouthTrust Common Stock, as the case may be, to approve the plan of merger contained in this Agreement, this Agreement and the transactions contemplated hereby have been authorized by all necessary respective corporate action. This Agreement is its valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

            (g) Regulatory Approvals; No Defaults. (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by it or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement and the Stock Option Agreement or to consummate the Merger, except for

      (A) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of related waiting periods required by foreign, federal and state banking authorities, including applications and notices under the BHC Act, the Bank Merger Act and the Federal Reserve Act and an application to the Alabama State Banking Department, (B) filing of notices, and expiration of the related waiting period, under the HSR Act,
      (C) filings of applications and notices with, and receipt of approvals or nonobjections from, the SEC and state securities authorities, the National Association of Securities Dealers, Inc., applicable securities exchanges and self-regulatory organizations, the Small Business Administration and state insurance authorities, (D) filing of the Registration Statement and Joint Proxy Statement with the SEC, and declaration by the SEC of the Registration Statement's effectiveness under the Securities Act, (E) receipt of the applicable shareholder approvals described in Section 5.03(f), (F) the filing of the Articles of Merger and Certificate of Merger, and (G) such filings with applicable securities exchanges to obtain the authorizations for listing contemplated by this Agreement.

                  (2) Subject to receipt of the consents and approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in material benefit payable or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its Subsidiaries or to which it or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, its Constituent Documents or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

                  (3) As of the date of this Agreement, it is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

            (h) Financial Reports and Regulatory Filings; Material Adverse Effect. (1) Its Annual Reports on Form 10-K for the fiscal years ended December 31, 2001, 2002 and 2003, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 2000 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed (collectively, its "Regulatory Filings") with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the statements of financial position contained in or incorporated by reference into any such Regulatory Filing (including the related notes and schedules) fairly presented in all material respects its financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Regulatory Filings (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

                  (2) Since December 31, 2003, it and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

                  (3) Since December 31, 2003, (A) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.

            (i) Litigation. Except as set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 or its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, (without giving effect to any amendment filed after the date of this Agreement), there is no suit, action, investigation or proceeding pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding), nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitration outstanding against it or any of its Subsidiaries.

            (j) Regulatory Matters. It is a financial holding company, as defined in Section 2(p) of the BHC Act. Except as set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 or its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (without giving effect to any amendment filed after the date of this Agreement), neither it nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement (including an agreement under Section 4(m) of the BHC Act) with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of its Subsidiaries.

            (k) Compliance with Laws. Except as set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 or its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, (without giving effect to any amendment filed after the date of this Agreement), it and each of its Subsidiaries:

                  (1) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses;

                  (2) has all permits, licenses, authorizations, orders and
            approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened;

                  (3) has received, since December 31, 2000, no written
            notification from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization; and

                  (4) is in compliance with all applicable listing standards, in the case of Wachovia, of the NYSE, and, in the case of SouthTrust, of the NASDAQ.

            (l) Material Contracts; Defaults. (1) Except for those agreements and other documents filed as exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K, (B) that restricts the conduct of business by it or any of its Subsidiaries or its or their ability to compete in any line of business or (C) with respect to employment of an officer, director or consultant.

                  (2) Neither it nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

            (m) Employee Benefit Plans. (1) All of its Benefit Arrangements are Previously Disclosed, other than those Benefit Arrangements that are not material. True and complete copies of all Benefit Arrangements, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Arrangements, and all amendments thereto, have been made available to the other party.

                  (2) All of its Benefit Arrangements, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, are in compliance with ERISA, the Code and other applicable laws. Each of its Benefit Arrangements which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan"), and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and it is not aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter. Each Benefit Arrangement which is intended to be part of a voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code has
            (A) received an opinion letter from the Internal Revenue Service recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the Internal Revenue Service pursuant to Section 505(c) of the Code, and it is not aware of circumstances likely to result in the loss of the exempt status of such Benefit Arrangement under Section 501(c)(9) of the Code. There is no pending or, to the knowledge of SouthTrust or Wachovia, as the case may be, threatened litigation relating to its Benefit Arrangements. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any of its Benefit Arrangements that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither it nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or
            Section 502 of ERISA.

                  (3) No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). None of it, any of its Subsidiaries or any of its ERISA Affiliates has contributed to a "multiemployer plan", within the meaning of Section 3(37) of ERISA, at any time within the last six years. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date hereof.

                  (4) All contributions required to be made under the terms of any of its Benefit Arrangements have been timely made or have been reflected on its consolidated financial statements included in its Regulatory Filings. None of its Pension Plans or any single-employer plan of any of its ERISA Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Code.

                  (5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no change in the financial condition of such Pension Plan since the last day of the most recent plan year.

                  (6) Neither it nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Arrangement or collective bargaining agreement. Either it or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

                  (7) There has been no amendment to, announcement by it or any of its subsidiaries relating to, or change in employee participation or coverage under, any Benefit Arrangement which would increase the expense of maintaining such Benefit Arrangement above the level of the expense incurred therefor for the most recent fiscal year. Neither its execution of this Agreement or the Stock Option Agreement, the performance of its obligations hereunder or under the Stock Option Agreement, the consummation of the transactions contemplated hereby, the termination of the employment of any of its employees within a specified time of the Effective Time nor shareholder approval of the transactions covered by this Agreement, will (A) limit its right, in its sole discretion, to administer or amend in any respect or terminate any of its Benefit Arrangements or any related trust, (B) entitle any of its employees or any employees of its Subsidiaries to severance pay or any increase in severance pay, or (C) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Arrangements. Without limiting the foregoing, as a result of the consummation of the transactions contemplated hereby (including as a result of the termination of the employment of any of its employees within a specified time of the Effective Time) neither it nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

            (n) Taxes. (1) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to it and its Subsidiaries have been duly, timely and accurately filed, (2) all Taxes shown to be due on the Tax Returns referred to in clause (1) have been paid in full, (3) all Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, and (4) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its U.S. federal income taxes or those of its Subsidiaries. It has made provision in accordance with GAAP, in the financial statements included in the Regulatory Filings filed before the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its Regulatory Filings filed before the date hereof. As of the date hereof, neither it nor any of its Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. No Liens for Taxes exist with respect to any of its assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP. Neither it nor any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.

            (o) Books and Records. Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

            (p) Takeover Laws and Provisions. It has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws"), including Section 203 of the GCL and Articles 9 and 9A of the BCA. It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any Articles, Sections or provisions of its Constituent Documents concerning "business combination," "fair price," "voting requirement," "constituency requirement" or other related provisions (collectively, "Takeover Provisions"). In the case of SouthTrust, the approval of the Merger and this Agreement by the SouthTrust Board exempts this Agreement and the transactions contemplated hereby from Article Eleventh of SouthTrust's Restated Certificate of Incorporation.

            (q) SouthTrust Rights Agreement. In the case of SouthTrust, it has taken all action necessary or appropriate so that the entering into of this Agreement and the consummation of the transactions contemplated hereby (individually or in connection with any other event), do not and will not result in Wachovia or any affiliate or associate of Wachovia being deemed an "Acquiring Person" for purposes of the SouthTrust Rights Agreement, will not result in a "Distribution Date" or "Stock Acquisition Date" or "Triggering Event" under the SouthTrust Rights Agreement being deemed to occur and will not result in the ability of any Person to exercise any SouthTrust Rights under the SouthTrust Rights Agreement or enable or require the SouthTrust Rights to separate from the shares of SouthTrust Common Stock to which they are attached or to become distributable, unredeemable or exercisable. SouthTrust has duly adopted an amendment to the SouthTrust Rights Agreement substantially in the form of Annex 2.

            (r) Financial Advisors. None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except that, in connection with this Agreement and the Stock Option Agreement, Wachovia has retained UBS Securities LLC as its financial advisor, and SouthTrust has retained Merrill Lynch & Co. as its financial advisor, the arrangements with which have been disclosed to Wachovia prior to the date hereof. As of the date of this Agreement, (1) SouthTrust has received an opinion of Merrill Lynch & Co., issued to SouthTrust, to the effect that the Exchange Ratio is fair from a financial point of view to holders of SouthTrust Common Stock, and (2) Wachovia has received an opinion of UBS Securities LLC, issued to Wachovia, to the effect that, as of the date of the opinion, the Exchange Ratio is fair from a financial point of view to Wachovia.

            (s) Sarbanes-Oxley Act. It is in compliance with the provisions of the Sarbanes-Oxley Act, and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate. It has initiated procedures for compliance with Section 404 of the Sarbanes-Oxley Act, and it expects to be in full compliance with such Section by the mandated compliance date.

            (t) Labor Matters. Neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries, pending or, to the best of its knowledge, threatened, nor it is aware, as of the date of this Agreement, of any activity involving it or any of its subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

            (u) Environmental Matters. There are no proceedings, claims, actions, or investigations of any kind, pending or threatened, in any court, agency, or other governmental authority or in any arbitral body, arising under any Environmental Law; there is no reasonable basis for any such proceeding, claim, action or investigation; there are no agreements, orders, judgments or decrees by or with any court, regulatory agency or other governmental authority, imposing liability or obligation under or in respect of any Environmental Law; there are and have been no Materials of Environmental Concern or other conditions at any property

      (owned, operated, or otherwise used by, or the subject of a security interest on behalf of, it or any of its subsidiaries); and there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities under any Environmental Law.

                                   ARTICLE VI

                                    COVENANTS

      6.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, Wachovia and SouthTrust will use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with, and furnish information to, the other party to that end.

            (b) Wachovia will execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation, at or prior to the Effective Time, one or more supplemental indentures and other instruments required for the due assumption of SouthTrust's outstanding debt, guarantees, securities, and (to the extent informed of such requirement by SouthTrust) other agreements to the extent required by the terms of such debt, guarantees, securities or other agreements.

      6.02. Shareholder Approvals. (a) The SouthTrust Board adopted this Agreement and the plan of merger it contains and adopted resolutions recommending as of the date hereof to SouthTrust's shareholders approval of the plan of merger contained in this Agreement and any other matters required to be approved or adopted in order to effect the Merger and other transactions contemplated hereby.

            (b) The Wachovia Board adopted this Agreement and the plan of merger it contains and adopted resolutions recommending as of the date hereof to Wachovia's shareholders the approval of the plan of merger contained in this Agreement and any other matters required to be approved or adopted in order to effect the Merger and other transactions contemplated hereby.

            (c) The Wachovia Board and SouthTrust Board each will submit to its shareholders the plan of merger contained in this Agreement and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Wachovia and SouthTrust each will take, in accordance with applicable law and its respective Constituent Documents, all action necessary to convene a meeting of its shareholders (including any adjournment or postponement, the "Wachovia Meeting" and the "SouthTrust Meeting", respectively), as promptly as practicable, to consider and vote upon approval of the plan of merger as well as any other such matters. The Wachovia Board and SouthTrust Board each will use all reasonable best efforts to obtain from their respective shareholders a vote approving the plan of merger contained in this Agreement, including a recommendation that its respective shareholders vote in favor of the Merger. However, if the SouthTrust Board, after consultation with (and based on the advice of) counsel, determines in good faith that, because of the receipt by SouthTrust of an Acquisition Proposal that the SouthTrust Board concludes in good faith constitutes a Superior Proposal, it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend the plan of merger set forth in this Agreement, or, if subsequent to the execution of this Agreement, the SouthTrust Board, after consultation with (and based on the advice of) counsel, determines in good faith that the continued recommendation of the plan of merger set forth in this Agreement would more likely than not result in a violation of its fiduciary duties under applicable law, then in submitting the plan of merger to the SouthTrust Meeting, the SouthTrust Board may submit the plan of merger to its shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof, described in Section 6.02(a), may not be rescinded or amended), in which event the SouthTrust Board may communicate the basis for its lack of a recommendation to the shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that the SouthTrust Board may not take any actions under this sentence until after giving Wachovia at least 10 business days to respond to such Acquisition Proposal (and after giving Wachovia notice of the latest material terms, conditions and third party in the Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed by Wachovia (it being agreed that the eighth paragraph of the Confidentiality Agreement will not preclude such a response or proposal).

      6.03. SEC Filings. (a) Wachovia and SouthTrust will cooperate in ensuring that all filings required under SEC Rules 165, 425 and 14a-12 are timely and properly made. Wachovia also will prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Wachovia with the SEC in connection with the issuance of Wachovia Common Stock in the Merger, and the parties will jointly prepare the joint proxy statement and prospectus and other proxy solicitation materials of Wachovia and SouthTrust constituting a part thereof (the "Joint Proxy Statement") and all related documents. Each party will cooperate, and will cause its Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Joint Proxy Statement, and, provided that both parties and their respective Subsidiaries have cooperated as required above, Wachovia and SouthTrust agree to file the Registration Statement, including the Joint Proxy Statement in preliminary form, with the SEC as promptly as reasonably practicable. Each of Wachovia and SouthTrust will use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and to maintain the effectiveness of such Registration Statement until the Effective Time. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement and the Registration Statement prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings with the SEC. Wachovia also agrees to use reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated hereby. SouthTrust agrees to furnish to Wachovia all information concerning SouthTrust, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

            (b) Wachovia and SouthTrust each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Wachovia Meeting or the SouthTrust Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Wachovia and SouthTrust each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement or the Registration Statement.

            (c) Wachovia will advise SouthTrust, promptly after Wachovia receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Wachovia Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

      6.04. Press Releases. Wachovia and SouthTrust will consult with each other before issuing any press release, written employee communication or other written shareholder communication with respect to the Merger or this Agreement and will not issue any such communication or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such communication or make such public statement as may be required by applicable law or securities exchange rules.

Wachovia and SouthTrust will cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.

      6.05. Access; Information. (a) Each of Wachovia and SouthTrust agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford the other party, and the other party's officers, employees, counsel, accountants and other authorized Representatives, such access during normal business hours throughout the period before the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as the other party may reasonably request and, during such period, it will furnish promptly to the other party (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Wachovia nor SouthTrust will be required to afford access or disclose information that would jeopardize attorney-client privilege or contravene any binding agreement with any third party. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.

            (b) Each party will hold any information which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement between Wachovia and SouthTrust (the "Confidentiality Agreement").

            (c) No investigation by Wachovia of the business and affairs of SouthTrust, pursuant to this Section 6.05 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Wachovia's obligation to consummate the transactions contemplated hereby.

      6.06. Acquisition Proposals. (a) SouthTrust will not, and will cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal, or waive any provision of or amend the terms of the SouthTrust Rights Agreement, in respect of an Acquisition Proposal; provided that, in the event SouthTrust receives an unsolicited bona fide Acquisition Proposal, including from an Other Person (as defined below) after the execution of this Agreement, and the SouthTrust Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal, SouthTrust may, and may permit its Subsidiaries and its and its Subsidiaries' Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the SouthTrust Board concludes in good faith (and based on the advice of counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement (without regard to any modification thereof pursuant hereto). SouthTrust will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Wachovia ("Other Persons") with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. SouthTrust will promptly (within one business day) advise Wachovia following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Wachovia apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

            (b) Nothing contained in this Agreement shall prevent SouthTrust or the SouthTrust Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

      6.07. Affiliate Agreements. Not later than the 15th day before the mailing of the Joint Proxy Statement, SouthTrust will deliver to Wachovia a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the SouthTrust Meeting, deemed to be an "affiliate" of SouthTrust (each, a "SouthTrust Affiliate") as that term is used in Rule 145 under the Securities Act. SouthTrust will use its reasonable best efforts to cause each person who may be deemed to be a SouthTrust Affiliate to execute and deliver to Wachovia and SouthTrust on or before the date of mailing of the Joint Proxy Statement an agreement in substantially the form attached hereto as Annex 3.

      6.08. Takeover Laws and Provisions. Neither party will take any action that would cause the transactions contemplated hereby to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. Neither party will take any action that would cause the transactions contemplated hereby not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

      6.09. SouthTrust Rights Agreement. SouthTrust agrees that it will take all actions necessary or appropriate to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby (individually or in connection with any other event) will not result in Wachovia or any affiliate or associate of

Wachovia being deemed an "Acquiring Person" for purposes of the SouthTrust Rights Agreement, as amended pursuant to Section 5.03(q), will not result in a "Distribution Date" or "Stock Acquisition Date" or "Triggering Event" under the SouthTrust Rights Agreement, as amended pursuant to Section 5.03(q), being deemed to occur, and will not result in the ability of any Person to exercise any SouthTrust Rights under the SouthTrust Rights Agreement or enable or require the SouthTrust Rights to separate from the shares of SouthTrust Common Stock to which they are attached or to become distributable, unredeemable or exercisable. SouthTrust further agrees that it will not take any action to declare Wachovia to be an "Adverse Person" under the SouthTrust Rights Agreement.

      6.10. Exchange Listing. Wachovia will use all reasonable best efforts to cause the shares of Wachovia Common Stock to be issued in the Merger and shares reserved for issuance pursuant to Section 3.07 hereof to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

      6.11. Regulatory Applications. (a) Wachovia and SouthTrust and their respective Subsidiaries will cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated hereby, including the merger of their subsidiary banks (the "Requisite Regulatory Approvals"), and will make all necessary filings in respect of those Requisite Regulatory Approvals as soon as practicable. Each of Wachovia and SouthTrust will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

            (b) Wachovia and SouthTrust will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated hereby.

      6.12. Indemnification. (a) Following the Effective Time, the Surviving Corporation will indemnify, defend and hold harmless the present and former directors, officers and employees of SouthTrust and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or before the Effective Time (including the transactions contemplated hereby), (1) to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the Constituent Documents and indemnification agreements, if any, in effect on the date of this Agreement with SouthTrust and its Subsidiaries, and (2) without limitation of clause (1), to the fullest extent permitted by law.

            (b) For a period of six years following the Effective Time, Wachovia will use all reasonable best efforts to provide director's and officer's liability insurance that serves to reimburse the present and former officers and directors of SouthTrust or any of their respective Subsidiaries (determined as of the Effective Time) (as opposed to SouthTrust or such Subsidiary) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by SouthTrust; provided that if Wachovia is unable to maintain or obtain the insurance called for by this Section 6.12(b), Wachovia will use all reasonable best efforts to obtain as much comparable insurance as is reasonably available; and provided, further, that officers and directors of SouthTrust or any Subsidiary may be required to make application and provide customary representations and warranties to Wachovia's insurance carrier for the purpose of obtaining such insurance.

            (c) Any Indemnified Party wishing to claim indemnification under
      Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Wachovia; provided that failure so to notify will not affect the obligations of Wachovia under Section 6.12(a) unless and to the extent that Wachovia is actually and materially prejudiced as a consequence.

            (d) If Wachovia or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Wachovia will cause proper provision to be made so that the successors and assigns of Wachovia will assume the obligations set forth in this Section 6.12.

            (e) The provisions of this Section 6.12 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and Representatives.

      6.13. Employee Matters. (a) From the Effective Time through December 31, 2004 or such later date as Wachovia shall determine to the extent December 31, 2004 is not practicable in the reasonable judgment of Wachovia based on the occurrence of the Effective Time (such date being referred to herein as the "Benefits Transition Date"), Wachovia shall provide the employees of SouthTrust and its Subsidiaries as of the Effective Time (the "Covered Employees") with employee benefits and compensation plans, programs and arrangements that are substantially similar, in the aggregate, to the employee benefits and compensation plans, programs and arrangements provided by SouthTrust or its Subsidiaries, as the case may be, to such employees immediately prior to the Effective Time. From and after the Benefits Transition Date, Wachovia shall provide the Covered Employees with employee benefits and compensation plans, programs and arrangements that are substantially identical to those provided to similarly situated employees of Wachovia and its Subsidiaries. Notwithstanding anything contained herein to the contrary, from and after the Effective Time, a Covered Employee who is displaced, within the meaning of the Wachovia Severance Pay Plan, as a result of the Merger shall be entitled to receive severance payments and benefits under the Wachovia Severance Pay Plan. Such plan shall not be amended until at least 30 days after completion of the final system conversion in connection with the Merger.

            (b) From and after the Benefits Transition Date, Wachovia shall (1) provide all Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Wachovia or any of its Subsidiaries in which Covered Employees are eligible to participate, for all periods of employment with SouthTrust or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time to the extent credited by SouthTrust for purposes of a comparable plan and (2) cause any pre-existing conditions, limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Wachovia or any of its Subsidiaries to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan (for a comparable level of coverage) in which the applicable Covered Employee participated immediately prior to the Effective Time. If SouthTrust's medical and/or dental benefit plans for Covered Employees are terminated in the middle of a plan year, Covered Employees and their dependents who are then participating in a deductible-based medical and/or dental plan sponsored by SouthTrust will be given credit for deductibles and eligible out-of-pocket expenses incurred towards deductibles and out-of-pocket maximums during the portion of the plan year preceding the Benefits Transition Date in a comparable deductible-based medical and/or dental plan of Wachovia or any of its Subsidiaries for the Wachovia benefit plan year that begins with or includes the Benefits Transition Date.

            (c) Wachovia and SouthTrust shall take all necessary action to effectuate all agreements listed in Section 6.13(c) of the SouthTrust Disclosure Schedule.

      6.14. Notification of Certain Matters. Wachovia and SouthTrust will give prompt notice to the other of any fact, event or circumstance known to it that
(a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

      6.15. Exemption from Liability Under Section 16(b). Assuming that SouthTrust delivers to Wachovia the Section 16 Information in a timely and accurate manner, before the Effective Time, the Wachovia Board, or a committee of "non-employee directors" thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will reasonably promptly thereafter and in any event before the Effective Time adopt a resolution providing that the receipt by the SouthTrust Insiders of Wachovia Common Stock in exchange for shares of SouthTrust Common Stock, and of options to purchase shares of Wachovia Common Stock upon conversion of options to purchase shares of SouthTrust Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are approved by the Wachovia Board or by such committee thereof, and are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act, such that any such receipt will be so exempt.

      6.16. Certain Modifications; Restructuring Charges. SouthTrust and Wachovia shall consult with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and SouthTrust shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as may be mutually agreed upon. SouthTrust and Wachovia shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as may be mutually agreed upon. No party's representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 6.16.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

      7.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of Wachovia and SouthTrust to consummate the Merger is subject to the fulfillment or written waiver by Wachovia and SouthTrust before the Effective Time of each of the following conditions:

            (a) Shareholder Approvals. The plan of merger contained in this Agreement shall have been duly approved by the requisite vote of the shareholders of Wachovia and SouthTrust.

            (b) Regulatory Approvals. All Requisite Regulatory Approvals (1) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (2) shall not have imposed a condition on such approval that would reasonably be expected, after the Effective Time, to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries.

            (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and precludes consummation of the Merger. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Merger.

            (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

            (e) NYSE Listing. The shares of Wachovia Common Stock to be issued in the Merger and shares reserved for issuance pursuant to Section 3.07 hereof shall have been approved for listing on the NYSE, subject to official notice of issuance.

            (f) Opinions of Tax Counsel. Wachovia shall have received an opinion of Sullivan & Cromwell LLP, and SouthTrust shall have received an opinion of Bradley Arant Rose & White LLP, each dated the Closing Date and based on facts, representations and assumptions described in each such opinion, to the effect that (1) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, (2) Wachovia and SouthTrust will each be a party to that reorganization within the meaning of Section 368(b) of the Code and (3) no gain or loss will be recognized by shareholders of SouthTrust who receive shares of Wachovia Common Stock in exchange for all of their SouthTrust Common Stock, except with respect to any cash received in lieu of fractional shares. In rendering such opinions, Sullivan & Cromwell LLP and Bradley Arant Rose & White LLP each will be entitled to receive and rely upon customary certificates and representations of officers of Wachovia and SouthTrust.

      7.02. Conditions to SouthTrust's Obligation. SouthTrust's obligation to consummate the Merger is also subject to the fulfillment or written waiver by SouthTrust before the Effective Time of each of the following conditions:

            (a) Wachovia's Representations and Warranties. The representations and warranties of Wachovia in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date subject to the standard set forth in Section 5.02; and SouthTrust shall have received a certificate, dated the Closing Date, signed on behalf of Wachovia by the Chief Executive Officer or Chief Financial Officer of Wachovia to that effect.

            (b) Performance of Wachovia's Obligations. Wachovia shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and SouthTrust shall have received a certificate, dated the Closing Date, signed on behalf of Wachovia by the Chief Executive Officer or Chief Financial Officer of Wachovia to that effect.

      7.03. Conditions to Wachovia's Obligation. Wachovia's obligation to consummate the Merger is also subject to the fulfillment, or written waiver by Wachovia, before the Effective Time of each of the following conditions:

            (a) SouthTrust's Representations and Warranties. The representations and warranties of SouthTrust in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date subject to the standard set forth in Section 5.02; and Wachovia shall have received a certificate, dated the Closing Date, signed on behalf of SouthTrust by the Chief Executive Officer or Principal Accounting Officer of SouthTrust to that effect.

            (b) Performance of SouthTrust's Obligations. SouthTrust shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Wachovia shall have received a certificate, dated the Closing Date, signed on behalf of SouthTrust by the Chief Executive Officer or Principal Accounting Officer of SouthTrust to that effect.

                                  ARTICLE VIII

                                   TERMINATION

      8.01. Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, by Wachovia or SouthTrust:

            (a) Mutual Agreement. With the mutual agreement of the other party.

            (b) Breach. Upon 60 days' prior written notice of termination, if there has occurred and is continuing: (1) a breach by the other party of any representation or warranty contained herein, or (2) a breach by the other party of any of the covenants or agreements in this Agreement; provided that such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article VII.

            (c) Adverse Action. If (1) the other party's board of directors submits this Agreement (or the plan of merger contained herein) to its shareholders without a recommendation for approval or with special and materially adverse conditions on or qualifications of such approval; or
      (2) the other party's board of directors otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section
      6.02. In addition, this Agreement may be terminated by Wachovia if (1) the SouthTrust Board recommends to its shareholders an Acquisition Proposal other than the Merger; or (2) the SouthTrust Board negotiates or authorizes the conduct of negotiations (and three business days have elapsed without such negotiations being discontinued) with a third party (it being understood and agreed that "negotiate" shall not be deemed to include the request and receipt of information from, any person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the SouthTrust Board will in fact engage in, or authorize, negotiations) regarding an Acquisition Proposal other than the Merger.

            (d) Delay. If the Effective Time has not occurred by the close of business on March 31, 2005; provided that the right to terminate this Agreement under this Section 8.01(d) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date.

            (e) Denial of Regulatory Approval. If the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated hereby is denied by final, nonappealable action of such Governmental Authority; provided that the right to terminate this Agreement under this Section 8.01(e) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action.

            (f) SouthTrust Termination Right. In the case of SouthTrust, it will have the right to terminate this Agreement for a period of 10 days beginning on the date of the first public announcement that Wachovia has agreed to enter into or become the subject of an Acquisition Transaction; provided that the right to terminate this Agreement under this Section 8.01(f) shall expire immediately after the SouthTrust Meeting.

      8.02. Effect of Termination and Abandonment. (a) If this Agreement is terminated and the Merger is abandoned, neither party will have any liability or further obligation under this Agreement, except that termination will not relieve a party from liability for any breach by it of this Agreement and except that the first sentence of Section 5.03(r), Section 6.05(b), this Section 8.02 and Article IX will survive termination of this Agreement. Notwithstanding the foregoing, in the event of any termination of this Agreement, the Stock Option Agreement shall remain in full force and effect in accordance with its terms, and, so long as the Stock Option Agreement remains in full force and effect,
Section 6.09 will survive termination of this Agreement.

            (b) If SouthTrust terminates this Agreement pursuant to Section 8.01(f), Wachovia will reimburse SouthTrust for the reasonable expenses incurred by it in connection with this Agreement and the transactions contemplated hereby and will pay to SouthTrust a cash termination fee of $100,000,000.

                                   ARTICLE IX

                                  MISCELLANEOUS

      9.01. Survival. The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Section 2.06, Article III, Sections 6.05(b), 6.12 and this Article IX).

      9.02. Waiver; Amendment. Before the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate North Carolina or Delaware law or require resubmission of this Agreement or the plan of merger contained herein to the shareholders of Wachovia or SouthTrust.

      9.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original.

      9.04. Governing Law. This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of North Carolina applicable to contracts made and to be performed entirely within that State.

      9.05. Expenses. Except as set forth in Section 8.02(b), each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that Wachovia and SouthTrust will each bear and pay one-half of the following expenses: (a) the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the preparation (including copying and printing and distributing) of the Registration Statement, the Joint Proxy Statement and applications to Governmental Authorities for the approval of the Merger and (b) all listing, filing or registration fees, including, without limitation, fees paid for filing the Registration Statement with the SEC, filing fees for the HSR Act notices and any other fees paid for filings with Governmental Authorities.

      9.06. Notices. All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, facsimile transmitted (with confirmation) or mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

                 If to Wachovia, to:

              Wachovia Corporation
              301 South College Street
              Charlotte, North Carolina 28288-0013
              Attention: Mark C. Treanor, Esq., Senior Executive Vice President,
                         General Counsel and Secretary
              Facsimile: (704) 374-3425

                 with a copy to:

              Sullivan & Cromwell LLP
              125 Broad Street
              New York, New York 10004
              Attention: H. Rodgin Cohen, Esq.
                         Mitchell S. Eitel, Esq.
              Facsimile: (212) 558-3588

                If to SouthTrust, to:

              SouthTrust Corporation
              3400 SouthTrust Tower
              420 North 20th Street
              Birmingham, Alabama 35203
              Attention: Alton E. Yother, Principal Accounting Officer
              Facsimile: (205) 254-6697

                    with copies to:

              Bradley Arant Rose & White LLP   Burr & Forman LLP
              One Federal Place                3100 SouthTrust Tower
              1819 Fifth Avenue North          420 North 20th Street
              Birmingham, Alabama 35203        Birmingham, Alabama 35203
              Attention: Paul S. Ware, Esq.    Attention: Bruce A. Parsons, Esq.
              Facsimile: (205) 488-6624        Facsimile: (205) 244-5694

      9.07. Entire Understanding; No Third Party Beneficiaries. This Agreement and the Stock Option Agreement represent the entire understanding of Wachovia and SouthTrust regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made, other than the Confidentiality Agreement, which will survive the execution and delivery of this Agreement (provided that the Confidentiality Agreement is hereby amended to provide that the eighth paragraph of the Confidentiality Agreement will (1) no longer be binding on a party, and each party hereby waives the other party's obligations under the eighth paragraph, once a Triggering Event (as defined in the Stock Option Agreement) has occurred with respect to the other party and this Agreement has been terminated) and (2) not impair the rights of a party to make a response or propose amendments or modifications as contemplated by the final proviso to Section 6.02(c). No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement. Except for Section 6.12, which is intended to benefit the Indemnified Parties to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than Wachovia and SouthTrust.

      9.08. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

      9.09. Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, before the Effective Time, Wachovia may revise the structure of the Merger or otherwise revise the method of effecting the Merger and related transactions, provided that (1) such revision does not alter or change the kind or amount of consideration to be delivered to the shareholders of SouthTrust and the holders of SouthTrust Stock Options, (2) such revision does not adversely affect the tax consequences to the shareholders of SouthTrust, (3) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated herein, and (4) such revision does not otherwise cause any of the conditions set forth in Article VII not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof). This Agreement and any related documents will be appropriately amended in order to reflect any such revised structure or method.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                          WACHOVIA CORPORATION

                                          By: /s/ G. Kennedy Thompson
                                              ----------------------------------
                                              Name:  G. Kennedy Thompson
                                              Title: Chairman, President and
                                                     Chief Executive Officer

                                          SOUTHTRUST CORPORATION

                                          By: /s/ Wallace D. Malone, Jr.
                                              ----------------------------------
                                              Name:  Wallace D. Malone, Jr.
                                              Title: Chairman and
                                                     Chief Executive Officer

                                                                         ANNEX 1

                         FORM OF STOCK OPTION AGREEMENT

                            Please See Exhibit 10(a)

                                                                         ANNEX 2

                FORM OF AMENDMENT TO SOUTHTRUST RIGHTS AGREEMENT

            AMENDMENT, dated as of June 20, 2004 (this "Amendment"), to the Amended and Restated Rights Agreement, dated as of August 1, 2000 (the "Rights Agreement"), between SouthTrust Corporation, a Delaware corporation ("SouthTrust"), and American Stock Transfer & Trust Company, a New York corporation, as Rights Agent (the "Rights Agent").

                                    RECITALS

      A. Rights Agreement. SouthTrust and the Rights Agent have heretofore executed and entered into the Rights Agreement.

      B. Merger Agreement. SouthTrust contemplates entering into an Agreement and Plan of Merger, dated as of June 20, 2004 (the "Merger Agreement"), with Wachovia Corporation, a North Carolina corporation ("Wachovia"), pursuant to which SouthTrust will merge with and into Wachovia. The Board of Directors of SouthTrust has approved the Merger Agreement.

      C. Stock Option Agreement. As an inducement to and condition of Wachovia's willingness to enter into the Merger Agreement, SouthTrust will grant to Wachovia an option to acquire shares of SouthTrust's common stock, par value $2.50 per share, pursuant to a Stock Option Agreement, dated as of June 20, 2004 (the "Stock Option Agreement"), between SouthTrust and Wachovia. The Board of Directors of SouthTrust has approved the Stock Option Agreement, which will be entered into immediately following the execution and delivery of the Merger Agreement.

      D. Amendment. Pursuant to Section 27 of the Rights Agreement, SouthTrust and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement, and, in connection with the Merger Agreement and the Stock Option Agreement and the consummation of the transactions contemplated thereby, the Board of Directors of SouthTrust has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable. All acts and things necessary to make this Amendment a valid agreement, enforceable in accordance with its terms, have been done and performed, and the execution and delivery of this Amendment by SouthTrust and the Rights Agent have been in all respects duly authorized by SouthTrust and the Rights Agent.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties agree as follows:

      1. Amendment to Section 1. Section 1 of the Rights Agreement is amended to add the following definitions as Sections 1(pp), 1(qq) and 1(rr):

            "(pp) `Wachovia' shall mean Wachovia Corporation, a North Carolina corporation."

            "(qq) `Wachovia Merger Agreement' shall mean the Agreement and Plan of Merger, dated as of June 20, 2004, between Wachovia and the Company, as it may be amended or modified from time to time."

            "(rr) `Wachovia Stock Option Agreement' shall mean the Stock Option Agreement, dated as of June 20, 2004, between Wachovia, as grantee, and the Company, as issuer, as it may be amended or modified from time to time."

      2. Amendment to the Definition of "Adverse Person". The definition of "Adverse Person" in Section 1(d) of the Rights Agreement is amended to read in its entirety as follows:

            "(d) "Adverse Person" shall mean any person declared to be an Adverse Person by the Board upon a determination that the criteria set forth in Section 11(a)(ii)(B) apply to such Person, provided, however, that Wachovia or any Affiliate or Associate of Wachovia shall not be deemed to be an Adverse Person."

      3. Amendment to the Definition of "Beneficial Owner". The definition of "Beneficial Owner" in Section 1(g) of the Rights Agreement is amended by adding the following sentence at the end thereof:

      "Notwithstanding the foregoing or anything in this Agreement to the contrary, Wachovia or any Affiliate or Associate of Wachovia shall not be deemed to be the Beneficial Owner of, and shall not be deemed to beneficially own, (A) any shares of Common Stock by reason of the approval, execution, or delivery of the Wachovia Stock Option Agreement or the Wachovia Merger Agreement, or by reason of the consummation of any transaction contemplated by the Wachovia Stock Option Agreement or the Wachovia Merger Agreement, (B) any shares of Common Stock of which Wachovia or any Affiliate or Associate of Wachovia is a Beneficial Owner or is deemed to beneficially own on June 20, 2004, (C) any shares of Common Stock of which Wachovia or any Affiliate or Associate of Wachovia inadvertently becomes the Beneficial Owner, or is inadvertently deemed to beneficially own, after June 20, 2004, provided that Wachovia or any such Affiliate or Associate, as the case may be, divests such inadvertently acquired shares of Common Stock as promptly as practicable after it becomes aware of such inadvertent acquisition and (D) any shares of Common Stock of which Wachovia or any Affiliate or Associate of Wachovia holds or acquires in a bona fide fiduciary or agency capacity or in satisfaction of debts previously contracted."

      4. Amendment to Section 7. Section 7 of the Rights Agreement is amended to add the following sentence at the end thereof as Section 7(g):

      "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement by reason of the approval, execution, or delivery of the Wachovia Stock Option Agreement or the Wachovia Merger Agreement, or by reason of the consummation of any transaction contemplated by the Wachovia Stock Option Agreement or the Wachovia Merger Agreement."

      5. Effectiveness. This Amendment shall be deemed to be in force and effective immediately prior to the execution and delivery of the Merger Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall otherwise be unaffected hereby.

      6. Severability. If any term, provision, covenant or restriction contained in this Amendment is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Amendment shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

      7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely in that State.

      8. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

      9. Capitalized Terms. Capitalized terms used in this Amendment and not defined herein shall have the meanings assigned thereto in the Rights Agreement.

      IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:                                          SOUTHTRUST CORPORATION

By:___________________________                   By:____________________________
   Name:                                            Name:
   Title:                                           Title:

Attest:                                          AMERICAN STOCK TRANSFER
                                                 & TRUST COMPANY

By:___________________________                   By:____________________________
   Name:                                            Name:
   Title:                                           Title:

                                                                         ANNEX 3

                       FORM OF SOUTHTRUST AFFILIATE LETTER

                                                 _______________, 2004

SouthTrust Corporation
3400 SouthTrust Tower
420 North 20th Street
Birmingham, Alabama 35203

Wachovia Corporation
301 South College Street
Charlotte, North Carolina 28288-0013

Ladies and Gentlemen:

      I have been advised that I may be deemed to be an "affiliate" of SouthTrust Corporation ("SouthTrust"), as that term is defined for purposes of Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of June 20, 2004 (as amended or modified from time to time, the "Merger Agreement"), between SouthTrust and Wachovia Corporation ("Wachovia"), SouthTrust plans to merge with and into Wachovia (the "Merger"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement.

      I further understand that as a result of the Merger, I may receive common stock of Wachovia (the "Wachovia Common Stock") in exchange for shares of common stock of SouthTrust (the "SouthTrust Common Stock"), or as a result of the exercise of SouthTrust Stock Options or similar Rights.

      I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Wachovia Common Stock and SouthTrust Common Stock, to the extent I felt necessary, with my counsel or counsel for SouthTrust.

      I represent, warrant and covenant with and to Wachovia that in the event I receive any Wachovia Common Stock as a result of the Merger:

      1. I will not make any sale, transfer, or other disposition of such Wachovia Common Stock unless (a) such sale, transfer or other disposition has been registered under the Securities Act, (b) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act, or (c) in the opinion of counsel in form and substance reasonably satisfactory to Wachovia, or under a "no-action" letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

      2. I understand that, except as provided in Section 3.07 of the Merger Agreement, Wachovia is under no obligation to register the sale, transfer or other disposition of shares of Wachovia Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available, except the obligation to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, as more fully described below.

      3. I understand that stop transfer instructions will be given to Wachovia's transfer agent with respect to the shares of Wachovia Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

            "The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and Wachovia Corporation, a copy of which agreement is on file at the principal offices of Wachovia Corporation."

      4. I understand that, unless transfer by me of the Wachovia Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Wachovia reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

            "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

      I understand and agree that the legends set forth in paragraph 3 or 4 above, as the case may be, will be removed by delivery of substitute certificates without such legend if I deliver to Wachovia (a) a copy of a "no-action" letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Wachovia, to the effect that such legend is not required for purposes of the Securities Act, or (b) evidence or representations reasonably satisfactory to Wachovia that Wachovia Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

      By its acceptance hereof, Wachovia agrees, for a period of two years after the Effective Time, that it, as the Surviving Corporation, will file on a timely basis all reports required to be filed by it pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) promulgated under the Securities Act are therefore available to me in the event I desire to transfer any Wachovia Common Stock issued to me in the Merger.

      By signing this letter agreement, without limiting or abrogating the agreements that I have made as set forth above, I do not admit that I am an "affiliate" of SouthTrust within the meaning of the Securities Act or the rules and regulations promulgated thereunder, and I do not waive any right that I may have to object to any assertion that I am an affiliate.

      This letter agreement shall be governed by and construed in accordance with the laws of the State of North Carolina. This letter agreement shall terminate if and when the Merger Agreement is terminated according to its terms.

                                                 Very truly yours,

                                                 _______________________________
                                                 Name:

Accepted this _____ day of
_______________, 2004.

SOUTHTRUST CORPORATION

By: _________________________
Name:
Title:

WACHOVIA CORPORATION

By: _________________________
Name:
Title:

                                       3